NEWS RELEASE

Clifton Bancorp Inc. Announces Results of its Annual Meeting of Stockholders

          Clifton, New Jersey – August 8, 2014.  Clifton Bancorp Inc. (Nasdaq Global Select Market: CSBK) announced today the results of its annual meeting of stockholders that was held on August 7, 2014.  The results of the voting confirmed that Paul M. Aguggia and Thomas A. Miller have been re-elected to the Board of Directors of the Company to serve three-year terms, which will expire in 2017.  In addition, the stockholders voted in favor of the ratification of the appointment of BDO USA, LLP as independent auditors for the Company for the fiscal year ending March 31, 2015, and also voted in favor of the advisory vote on the compensation of the Company’s named executives.

Contact:  Bart D’Ambra
                 973-473-2200